EXHIBIT 99.1

Contact:
Ed Dickinson, Chief Financial Officer
636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE REPORTS INCREASED SALES AND EARNINGS
FOR THE THIRD QUARTER OF 2005
Pretax Earnings Rise 77%

ST. LOUIS - November 10, 2005 - LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, announced increased sales and earnings for the third quarter of 2005.

For the quarter ended September 30, 2005, net sales were $24.3 million, up 5 percent from $23.0 million for the quarter ended September 30, 2004. Net income for the third quarter of 2005 was $1.3 million, or $0.16 per diluted common share, compared to $1.1 million, or $0.14 per diluted common share, in the third quarter of 2004. Pretax earnings increased 77 percent to $2.1 million in the third quarter of 2005, from $1.2 million in the year-ago quarter.

For the nine months ended September 30, 2005, LMI Aerospace had net sales of $72.2 million versus $63.4 million for the nine months ended September 30, 2004, an increase of 14 percent. Net income for the first three quarters of 2005 was $3.2 million, or $0.38 per diluted common share, compared to a loss of $0.2 million, or $0.03 per diluted common share, for the first three quarters of 2004. Results for 2004 include a restructuring charge of $0.7 million.

“We continue to enjoy the benefits of increased production rates of both commercial and corporate aircraft,” said Ronald Saks, President and CEO of LMI Aerospace. “This increased demand combined with new programs, such as our Sikorsky and Vought projects for the Blackhawk helicopter, have driven our current backlog to another record high of $112 million.”

The sheet metal segment generated net sales of $20.8 million in the third quarter of 2005, a 7 percent increase from $19.4 million in the third quarter of 2004. For the nine months ended September 30, 2005, sales for the sheet metal segment grew to $61.9 million, a 20 percent increase from $51.6 million in the same period of 2004. The increases in the quarter and year-to-date sales were due to higher sales of corporate jet and commercial aircraft components. During the third quarter of 2005, LMI Aerospace was unable to ship approximately $0.5 million of products due to a strike at Boeing facilities; as a result, such amount was not included in the third quarter 2005 revenues.

Net sales for the machining and technology segment fell 6 percent in the third quarter of 2005 to $3.4 million from $3.6 million in the third quarter of 2004. Increased demand for technology products was offset by weaker demand for military products. Net sales for the nine months ended September 30, 2005 were $10.3 million, down 13 percent from $11.8 million for the same period of 2004, primarily due to lower sales of technology products in the first half of 2005.

Gross profit for the third quarter of 2005 was $6.3 million, or 26 percent of net sales, up from $4.8 million, or 21 percent of net sales, in the third quarter of 2004. Gross profit for the nine months ended September 30, 2005 was $17.2 million compared to $11.8 million for the first nine months of 2004. Increased efficiency and aggressive lean manufacturing initiatives generated this improvement.

Selling, general and administrative expenses were $3.8 million in the third quarter of 2005, an increase from $3.2 million in the third quarter of 2004. This increase is primarily attributable to increased salary and wages for higher levels of employment, additional costs for bonuses and higher professional services. For the nine months ended September 30, 2005, selling, general and administrative expenses were $10.8 million compared to $10.5 million for the same period of 2004. The nine months ended September 30, 2004 included $0.7 million of restructuring expenses, while the 2005 period reflected higher salary, bonus and professional services costs.

Interest expense for the nine months of 2005 declined to $1.2 million from $1.8 million in the first nine months of 2004. This decline was due primarily to debt reduction resulting from cash flow from operations, offset by higher prime lending rates experienced during 2005. The 2004 period included a $0.6 million non-recurring bank fee.

“Given the positive trends in our business, we now expect 2005 sales of approximately $100 million, gross margin of 24 to 25 percent, selling, general and administrative expenses of about $14.8 million, interest expense of approximately $1.7 million, and a tax rate of 37.5 percent before any research and development tax credits. Our forecast for 2006 sales has been increased. We now expect sales in a range of $120 million to $135 million, based primarily on existing contracts with our customers, increased production rates, and newly awarded business. We project a 2006 gross margin of 25 to 27 percent, selling, general and administrative expenses of $16.5 million, and interest expense of $1.6 million. We expect our income tax rate to be in the range of 36.5 percent to 37.5 percent, excluding the effect of any research and development credits,” Saks said.

“Additionally, we are pleased to announce that we plan to open a new manufacturing facility in Mexicali, Mexico in the first quarter of 2006, to take advantage of lower operating costs for less complex components,” said Saks. “Increasing customer demand at our existing facilities has created a need for more manufacturing capacity and lower cost alternatives for our customers. We will provide more information about the facility in future news releases.”

LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The company operates eight manufacturing facilities that fabricate, machine, finish, kit, and integrate formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, for laser equipment used in the semiconductor and medical industries, and for the commercial sheet metal industries.

This news release includes forward-looking statements related to LMI Aerospace’s outlook for the remainder of 2005 and 2006, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2004 for more details.

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net sales	$24,255	$23,032	$72,236	$63,447
Cost of sales	17,917	18,272	55,051	51,689
Gross profit	6,338	4,760	17,185	11,758

Selling, general and administrative expenses	3,844	3,192	10,784	10,499
Income from operations	2,494	1,568	6,401	1,259

Other income (expense):
Interest expense	(406)	(798)	(1,249)	(1,806)
Other, net	2	414	2	422
Income (loss) before income taxes	2,090	1,184	5,154	(125)

Provision for income taxes	787	39	1,958	114
Net income (loss)	$1,303	$1,145	$3,196	$(239)

Amounts per common share:
Net income (loss) per common share	$0.16	$0.14	$0.39	$(0.03)

Net income (loss) per common share,
assuming dilution	$0.16	$0.14	$0.38	$(0.03)

Weighted average common shares
outstanding	8,268,794	8,181,786	8,248,959	8,181,786

Weighted average diluted stock
options outstanding	113,720	-	109,171	-

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	(Unaudited) September 30, 2005	December 31, 2004
Assets:
Current Assets:
Cash and cash equivalents	$77	$414
Trade accounts receivable, net of allowance of
$222 at September 30, 2005 and $213 at December 31, 2004	12,485	9,093
Inventories	26,040	23,687
Prepaid expenses and other current assets	1,038	981
Deferred income taxes	2,043	2,043
Total current assets	41,683	36,218

Property, plant and equipment, net	17,538	18,947
Goodwill	5,653	5,653
Customer intangible assets, net	3,180	3,408
Other assets	833	1,155
Total assets	$68,887	$65,381

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,354	$5,857
Accrued expenses	3,390	2,728
Income taxes payable	1,729	67
Current installments of long-term debt and capital lease
obligations	1,756	1,973
Total current liabilities	13,229	10,625

Long-term debt and capital lease obligations, less current
installments	15,102	17,583
Subordinated debt	1,000	1,000
Deferred income taxes	1,821	1,821
Total long-term liabilities	17,923	20,404

Stockholders’ equity:
Common stock, $.02 par value per share; 28,000,000 shares
authorized; 8,763,877 shares and 8,736,427 shares issued
at September 30, 2005 and 2004, respectively	175	175
Preferred stock, $.02 par value per share; 2,000,000
shares authorized; none issued in both periods	-	-
Additional paid-in capital	26,245	26,171
Treasury stock, at cost, 457,022 shares at September 30, 2005 and
499,712 shares at December 31, 2004	(2,168)	(2,371)
Retained earnings	13,483	10,377
Total stockholders’ equity	37,735	34,352
Total liabilities and stockholders’ equity	$68,887	$65,381